Exhibit 10.60

SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS

THIS AGREEMENT is made between GGP Limited Partnership (“Employer”) and Steven J. Douglas (“Employee”).  Employer, its parents, subsidiaries and affiliates are referred to collectively as “the Company.”

1.             Employee and Employer agree that:

(a)           Employee’s last day of employment shall be December 31, 2011 (the “Separation Date”).  Employee is to provide no services to or on behalf of the Company after the Separation Date; and

(b)           Effective as of close of business on the Separation Date, Employee shall resign as Chief Financial Officer of General Growth Properties, Inc. (“GGP”) and as an officer of all applicable Company subsidiaries and affiliates, and shall effectuate such resignation by signing the letter attached as Exhibit A; and

(c)           Effective as of the Separation Date, Employee shall forfeit all rights pursuant to the Non-Qualified Stock Option Award Agreement by and between Employee and GGP dated August 2, 2011 (“the August Option Award Agreement”) (Exhibit B) and Employer shall cancel the August Option Award Agreement and all options granted thereunder.

2.             Regardless of whether Employee signs this Agreement:

(a)           Employee shall be paid for any accrued but unused vacation time through the Separation Date in the first regularly scheduled pay period following the Separation Date;

(b)           Employee shall receive regular pay up to and through the Separation Date;

(c)           Employee shall be reimbursed for all legitimate business expenses incurred up to and through December 31, 2011, including all expenses associated with Employee’s travel to and from, and lodging in, Chicago; and

(d)           The terms of the Indemnification Agreement by and between GGP and Employee dated November 9, 2010 (“Indemnification Agreement”) (Exhibit C) shall remain in full force and effect.

3.             Within seven (7) days after the Separation Date, Employee shall reconcile with Employer all expense accounts, if any.  By the Separation Date, Employee shall deliver to Employer all materials, supplies and work in progress acquired by Employee in connection with Employee’s employment with Employer, and all records, documents, papers and other property of any kind belonging to Employer that are in Employee’s possession, custody or control, including, but is not limited to, all identification and credit cards, keys, computer equipment, Blackberry, and any other items owned by Employer.  Notwithstanding the foregoing, Employer agrees that Employee may keep possession of his Company-issued laptop and iPad without reimbursement to the Company; provided, however, that (a) all service charges associated with the operation of any of these devices will become the sole responsibility of Employee as of the day after the separation Date; and (b) Employee ensures all Company data and licensed software has been removed from any such devices.

4.             Employee certifies that Employee has not experienced any job related illness or injury for which Employee has not yet already filed a claim.

5.             In exchange for Employee’s execution of this Agreement and the other mutual promises and covenants contained herein:

(a)           Employer agrees to pay to Employee the lump sum of Five Hundred Thousand and no/100th Dollars ($500,000.00) less all applicable withholdings and previously authorized deductions in the first regularly scheduled payroll following expiration of the revocation period set forth in paragraph 18; and

(b)           Assuming Employee signs and does not revoke this Agreement, Employer and Employee agree to the following arrangements with respect to Employee’s residence located at 241 West Ninth Street, Hinsdale, Illinois 60521 (the “Residence”):

(i)            Employee agrees to list the Residence for sale on the MLS with a relocation firm identified by the Employer on or before December 15, 2011 (the “Listing Date”) at a price to be mutually agreed upon by Employee and Employer and to show the Residence to prospective purchasers;

(ii)           If the Residence is not sold on or before the ninetieth (90th) day after the Listing Date, Employer agrees to cause a relocation firm (as identified by Employer) to purchase the Residence from Employee;

(iii)          Within ninety (90) days after a sale of the Residence (whether to a third-party purchaser or pursuant to subparagraph (ii) above), Employer agrees to pay to Employee the net after tax equivalent amount of any difference in value between (x) the purchase price of the Residence, which Employee acknowledges and agrees was One Million Five Hundred Thirty-Five Thousand and no/100th Dollars ($1,535,000.00); and (y) the actual sale price of the house plus all reasonable and customary closing costs related to the sale of the Residence (including transfer taxes, title insurance premiums, recording costs, and broker’s commissions);

(iv)          Employer agrees to pay the Employee the net amount of Twenty One Thousand and no/100th Dollars ($21,000.00) in the first regularly scheduled payroll following expiration of the revocation period set forth in paragraph 18; and

(v)           Employer agrees to pack and move the contents of the Residence at Employer’s expense to a destination to be identified by Employee.

6.             Employee acknowledges the duty to keep confidential all information about the Employer, the Company, and the Company’s clients, that (a) is sufficiently secret to derive economic value, actual or potential, from not being generally known to other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality (“Confidential Information”).  Employee agrees (i) not to disclose Confidential Information to any person, firm, corporation, association or other entity for any purpose whatsoever, except as may be required by Court order, subpoena, discovery requests, or other lawful process; and, in that event, Employee agrees to give the Company reasonable notice of the circumstances requiring disclosure sufficient to allow the Company to interpose an objection or move to quash; and (ii) not to use Confidential Information for Employee’s own purposes or for the benefit of any other employer, person, firm, corporation or other entity under any circumstances for a period of one (1) year following expiration of the revocation period set forth in paragraph 18 of this Agreement.  Employer and Employee further agree that, absent a breach by Employee of subparagraphs (i) and (ii) above, the mere employment of Employee by another person or entity in a position with the same or similar job responsibilities as those performed by the Employee for the Employer, shall not be deemed a violation of this paragraph or any other provision of this Agreement under the “inevitable disclosure” doctrine or otherwise.  The promises contained in this paragraph are material terms of this Agreement and, if breached by Employee, shall entitle Employer to pursue any remedies available at law or equity.

7.             Employee acknowledges that the Employer promises payments and benefits in this Agreement that Employee would not be entitled to in the absence of this Agreement.  In consideration of Employer’s promises, including, but not limited to, the promises and obligations set forth in paragraphs 2 and 5, Employee does hereby forever release, discharge, and hold Employer, its assigns, heirs, legatees, affiliates, parents, subsidiaries, predecessors, successors, directors, officers, shareholders, employees, attorneys and representatives harmless from any and all claims, actions, and causes of action, judgments, expenses, fees, attorneys’ fees, costs, damages, losses, liabilities, payment of any and all wages and benefits, back pay, bonus and incentive plan benefits, LTIP awards, restricted stock awards, stock option awards, the August Option Award Agreement, equity grants of any kind or character, payments set forth in Employee’s offer letter, severance or separation pay, and demands of every kind or character which Employee may have had, may now have, or which may become known to Employee in the future, anticipated or not anticipated, whether or not heretofore brought before any local, state or federal court or before any local, state or federal agency or other governmental entity, including without limitation any possible claims which arise or in any way flow from Employee’s employment by Employer or Employee’s separation of employment.  Subject to the exclusions noted herein, Employee acknowledges that Employee is releasing any and all known or unknown, suspected or unsuspected claims which may exist under any local, state and federal laws pertaining to unlawful discrimination in all of its forms, including but not limited to age, gender, race, national origin, religious and disability discrimination or retaliation, wage and hour violations, claims under the federal Age Discrimination in Employment Act (“ADEA”), the federal Older Workers Benefit Protection Act, Title VII of the federal Civil Rights Act of 1964, Sections 1981 through 1988 of Title 42 of the United States Code, The Immigration Reform and Control Act, the federal Fair Labor Standards Act, the Employee Retirement Income Security Act, the Family Medical Leave Act, the federal Americans with Disabilities Act, the federal Equal Pay Act, the Labor Management Relations Act, the Illinois Wage Payment and Collection Act, the Illinois Human Rights Act, the Worker Adjustment and Retraining Notification Act, The Fair Credit Reporting Act, Illinois statutory provision regarding retaliation/discrimination for filing a worker’s compensation claim, Illinois Equal Pay Act, Illinois School Visitation Rights Act, Illinois AIDS Confidentiality Act, Illinois Right to Privacy in the Workplace Act, Illinois Genetic Information Privacy Act, Illinois Minimum Wage Law, Illinois One Day Rest in Seven Act, Illinois Health and Safety Act, Illinois Whistleblower Act, Illinois Victims’ Economic Safety and Security Act, Illinois Worker Adjustment and Retraining Notification Act, Illinois Criminal Identification Act, the City of Chicago and the Cook County Human Rights Ordinances or any other federal, state, or local law, regulation, ordinance or constitution, as each of them has been amended from time to time, personal injury of every kind and nature (including but not limited to defamation, libel and slander), wrongful termination in all of its forms, whether statutory or arising from the common law, and every possible type of claim of any kind or nature which may exist on the date this document is signed by Employee or which may become known to Employee in the future which occurred during the term of Employee’s employment and through the date of signing.  This waiver and release does not apply to any claims arising after the date of signing.  Also excluded from this release is Employee’s right to file a charge with any federal, state, or local government agency or to participate in any government agency investigation.  However, Employee waives the right to recover money in connection with such charge or investigation and further waives, releases and discharges any right to any monetary recovery should any federal, state or local administrative agency or any individual pursue any claims on Employee’s behalf arising out of or related to Employee’s employment with or separation from employment with Employer.  This release also does not include any claims based on obligations created by or reaffirmed in this Agreement, including the promises and obligations set forth in paragraphs 2 and 5; claims arising under the Non-Qualified Stock Option Award Agreement by and between Employee and GGP dated November 9, 2010 (Exhibit D); claims under any policy of insurance; claims that cannot be waived by law, such as claims for workers’ compensation; any claim or right to indemnification or advancement pursuant to the Indemnification Agreement, Company by-laws, and/or Delaware corporate law.

8.             Employee covenants not to sue on any claim released in this Agreement, except as provided in this paragraph.  A “covenant not to sue” is a promise not to file a lawsuit in court.  It differs from the release of claims contained in paragraph 7.  Employee agrees, by this covenant not to sue, that Employee will never sue on any claim covered by the release language in paragraph 7, except that

Employee may bring any claim in court that is not released in this Agreement, and may bring an action to challenge the validity of this Agreement under the ADEA.  If Employee sues the Employer in violation of this Agreement, the Employee shall be liable to the Employer for its reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit unless the Employee prevails.

9.             The parties acknowledge and agree that any remedy at law for any breach or threatened breach of any of the covenants contained in this Agreement will be inadequate.  Accordingly, both parties hereby acknowledge and consent that in addition to such remedies as may be available to either party, at law or in equity, any court of competent jurisdiction may issue an injunction enjoining and restricting the breach or threatened breach of any such covenants.

10.          All notices under this Agreement shall be sent by overnight or second-day delivery to the following addresses:

If to Employer:	GGP Limited Partnership
110 North Wacker Drive
Chicago, Illinois 60606
Attn: Catherine Hollowell — SVP, Human Resources

If to Employee:	Steven J. Douglas
(to be provided by Employee)

or to such addresses as may be designated by notices so sent.  Each such notice shall be deemed served on its postmark date.

11.          The invalidity of any provisions of this Agreement shall not affect or impair the validity or enforceability of any other provisions.  Any provision of this Agreement that might otherwise be invalid or unenforceable because of contravention of any applicable law, statute or governmental regulation shall be deemed to be amended to the extent necessary to remove the cause of such invalidation or unenforceability and such provision as so amended shall remain in full force and effect as a part hereof.  Employee specifically acknowledges that the scope of the restrictions contained herein are reasonably required to protect the Employer and Employer’s legitimate business interest for which Employee is being compensated under this Agreement, and if any restrictions set forth herein are determined to be too broad for enforcement in accordance with their terms, Employee agrees that such restrictions shall be enforced to the fullest extent permitted by law.

12.          This Agreement shall be binding on, and shall inure to the benefit of, the Employer and any person or entity that succeeds to the interest of the Employer (regardless of whether such succession does or does not occur by operation of law) by reason of the sale of all or a portion of the Employer’s stock, a merger, consolidation, or reorganization involving the Employer or, unless the Employer otherwise elects in writing, a sale of the assets of the business of the Employer (or portion thereof) in which Employee performs a majority of his or her services.  This Agreement shall also inure to the benefit of the Employee’s heirs, executors, administrators, and legal representatives.

13.          This Agreement contains the entire agreement of the parties with regard to Employee’s employment with Employer or the cessation of such employment and supersedes any and all prior written or oral agreements between the parties.  It may not be amended, modified or supplemented, except pursuant to a writing executed by the parties hereto.  No promises or representations have been made or relied upon apart from those expressly stated in this Agreement.

14.          This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without regard to principles of choice-of-law.

15.          Both parties hereby acknowledge and represent that they (a) have fully and carefully read this Agreement prior to execution, (b) have been advised to consult with an attorney of their choice, (c) have had the opportunity to be fully apprised by their respective attorneys of the legal effect and meaning of this document and all terms and conditions hereof, (d) have had the opportunity to make whatever investigation or inquiry they deemed necessary or appropriate in connection with the subject matter of this Agreement, (e) have been afforded the opportunity to negotiate as to any and all terms hereof, and/or (f) are executing this Agreement as a free and voluntary act, without duress or undue influence of any kind or nature.

16.          The parties agree to hold confidential and not to make public or to communicate orally or in writing to any person or entity, directly or indirectly, the amount of the payment to Employee under this Agreement or any matters set forth herein except only (a) as may be compelled by Court order, discovery requests or other lawful litigation process; and in that event, the parties agree to give each other reasonable notice to the circumstances requiring disclosure sufficient to allow the parties to interpose an objection or move to quash; (b) as may be necessary to accomplish the filing of income tax returns; (c) as may be necessary to enforce the terms of this Agreement; or (d) as mutually agreed upon by both parties in writing.  The parties agree to instruct any person who obtains knowledge of this Agreement as set forth above not to make public or to communicate orally or in writing to any person or entity, directly or indirectly, the amount of the payment or any matters set forth herein.  The parties expressly agree to hold the above-referenced matters confidential from any current or former employee of Employer.  This promise of confidentiality is a material term of this Agreement and, if breached by either party, either party is entitled to pursue any remedies available by law or equity.  Nothing herein, however, shall prevent either party from disclosing that no disputes presently exist between Employee and Employer and/or that Employee received certain types of payments in accordance with Company policy.

17.          Employee, having been advised in writing to consult with an attorney, has twenty-one (21) days to consider whether to sign this Agreement.

18.          Employee may revoke this Agreement within seven (7) days of signing it.  To revoke the signed Agreement, Employee must timely deliver a written revocation to the Employer address and “attention” set forth in paragraph 10.  This Agreement shall not become effective or enforceable, and no payments or benefits provided for shall be due until this revocation period has expired.

19.          Both Employer and Employee acknowledge and agree that, by entering into and carrying out the terms of this Agreement, neither admit that any wrongful action has occurred or liability exists vis-à-vis the other.  Both acknowledge that this Agreement is motivated by the desire to create an amicable parting between them.

THE UNDERSIGNED FURTHER STATE THAT THEY HAVE HAD TWENTY-ONE (21) DAYS WITHIN WHICH TO CONSIDER THIS AGREEMENT BEFORE EXECUTING IT, THAT THEY HAVE CAREFULLY READ THE AGREEMENT, THAT THEY HAVE HAD A FULL OPPORTUNITY TO DISCUSS THIS AGREEMENT WITH THEIR OWN LEGAL COUNSEL, THAT THEY KNOW AND UNDERSTAND THE CONTENT, INCLUDING, BUT NOT LIMITED TO, ITS BINDING EFFECT, AND THAT THEY SIGN THIS AGREEMENT AS THEIR OWN FREE ACT.

Employee:	/s/ Steven J. Douglas	Date:	January 10, 2012
Steven J. Douglas

Employer:
GGP LIMITED PARTNERSHIP, a Delaware limited partnership

BY:	GENERAL GROWTH PROPERTIES, INC., a Delaware corporation, its general partner

By:	/s/ Catherine Hollowell	Date:	January 20, 2012
Catherine Hollowell

Its:	Senior Vice President, Human Resources